MIPS Technologies, Inc.
Additional Performance-Based Bonus Plan for the CEO
Effective July 1, 2006
adopted by the Board of Directors on July 27, 2006

1.	Purpose. The purpose of the MIPS Technologies, Inc. Additional Performance-based Bonus Plan for the CEO is to strengthen focus on key corporate goals as determined by the Board of Directors from time to time. This plan is in addition to and supplemental to the Performance-Based Bonus Plan for the Executives for which the CEO is also eligible.

2.	Eligibility. This plan is for the CEO, who must be an employee in good standing at MIPS Technologies, Inc. at the completion of each plan period and at the time of payout. The Board of Directors shall retain in its sole discretion the authority to approve payments to the CEO hereunder.

3.	Plan Period. Each plan period shall be the MIPS Technologies, Inc. fiscal year.

4.	Financial Plan. The financial plan is the Statement of Operations approved annually by the Board of Directors for the upcoming fiscal year which includes revenue and operating income goals to be used for the purposes below. The calculations described below shall be based on the actual revenue and operating income derived on the same basis as the financial plan goals approved by the Board of Directors.

5.	Calculation of Payments. The payout to the CEO for this Additional Performance-Based Bonus for the CEO shall be calculated as follows:

a.	The percentage of base salary established as the target for this Additional Performance-Based Bonus Plan for the CEO shall be 30% for achievement of goals, which goals shall be developed and weighted by the Board of Directors or its delegated members.

b.	At the end of each plan period, the CEO’s achievement of the goals shall be reviewed and based on the weightings, it shall be determined what percentage of the target was achieved and the CEO’s achievement percent calculated. By way of example, if 80% of the goals were achieved and with the target of 30%, then the CEO’s achievement percent will be 24%.

c.	The CEO’s achievement percent will then be multiplied by a multiplier between zero and two based on the company’s achievement against the financial plan for the plan period which multiplier shall be determined as follows:

i.	Zero payment if either actual revenue or operating income is less than 90% of the approved financial plan.

ii.	Payment of one times the CEO’s achievement percent if both actual revenue and operating income are exactly at financial plan numbers.

iii.	Payment of a maximum of two times the CEO’s achievement percent if the actual revenue exceeds the financial plan by 20% or more, and the actual operating income exceeds the financial plan by 30% or more.

iv.	When actual revenue and operating income fall between the categories above, payment of from zero to two times the CEO’s achievement percentage shall be determined using a formula which provides for a multiplier based on both revenue and operating income achieved.

v.	The Board of Directors shall have discretion to vary the amount of the multiplier in light of the CEO’s performance to goals, notwithstanding the above calculation.

6.	Payments. Payments will be paid in cash, typically within two months after the completion of each plan period, unless the CEO has exercised a right under a company established plan to defer such payment, in which case, payment in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, will be made in accordance with such deferral plan and applicable law. The CEO has no right to any payment if the CEO is not employed on the date of payment unless otherwise determined by the Board of Directors in its sole discretion.

7.	Amendment or Termination of Plan. The plan shall continue in effect until modified or eliminated by the Board of Directors. The Board of Directors may amend, modify or terminate the plan at any time without the consent of any person.